--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
   Roney            G.             E.           Texas Regional Bancshares, Inc.  TRBS          ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
                                                Person, if an entity                           Chairman of the Board,
                                                (voluntary)              December 5, 2002      Chief Executive Officer
  P.O. Box 5910                                                                               -----------------  ------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Day/Year)   ___Form filed by More than One
  McAllen          TX            78502-5910       ###-##-####                                    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock     11/26/02   12/3/02         J      V       3,013     (D)          **
------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock     11/26/02   12/3/02         J      V      0.1634     (D)     34.21**
------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock     12/3/02    12/3/02         A      V      0.0701     (A)        *        119,404.6388        (I)    By TTEE of ESOP
------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock       **       12/3/02         J      V       3,013     (A)       **           1,605,046        (D)
------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock                                                                                  190,207        (I)    By Wife
------------------------------------------------------------------------------------------------------------------------------------
Class A
Common Stock                                                                                   19,513        (I)    By Corporation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* The amount represents shares allocated to my account as a participant in the Texas Regional Bancshares, Inc. Amended &
  Restated Employee Stock Ownership Plan, (the "ESOP").
**Required 70 1/2 distribution. As of 12/4/02 the shares had been reduced from my participant account but had not been issued to me directly.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).(Over)



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       1998      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       1999      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       2000      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       2001      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       1998      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       1999      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       2000      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     1-Jul
Option (right to buy)               20.5303                                                                       2001      2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     15-Apr
Option (right to buy)               22.08666                                                                      2001      2011
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     15-Apr
Option (right to buy)               22.08666                                                                      2002      2011
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     15-Apr
Option (right to buy)               22.08666                                                                      2003      2011
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       1,218             (1)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       1,218             (1)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       1,218             (1)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       1,218             (1)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock      29,664             (2)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock      29,664             (2)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock      29,664             (2)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock      29,664             (2)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       3,394             (3)
-----------------------------------------------------------------------------------------------
  Classs A
Common Stock       4,527             (3)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       4,527             (3)
-----------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Employee stock option granted under Texas Regional Bancshares, Inc. 1997 Incentive Stock
     Option Plan.
(2)  Employee stock option granted under Texas Regional Bancshares, Inc. 1997 Nonstatutory
     Stock Option Plan.
(3)  Employee stock option granted under Texas Regional Bancshares, Inc. 2000 Incentive
     Stock Option Plan.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Jul     15-Apr
Option (right to buy)               22.08666                                                                      2004      2011
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2004      2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2005      2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2006       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2007       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2008       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2009       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2002       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2003       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2004       2012
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  1-Aug     31-May
Option (right to buy)               31.10666                                                                      2005       2012
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       4,052             (3)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock         337             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       3,214             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       3,214             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       3,214             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       3,214             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       1,807             (4)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       9,375             (5)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       9,375             (5)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       9,375             (5)
-----------------------------------------------------------------------------------------------
  Class A
Common Stock       9,375             (5)               192,528             (D)
-----------------------------------------------------------------------------------------------
Explanation of Responses:

(3)  Employee stock option granted under Texas Regional Bancshares, Inc. 2000 Incentive
     Stock Option Plan.
(4)  Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Incentive
     Stock Option Plan.
(5)  Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Nonstatutory
     Stock Option Plan.

                                                                                      /s/ G. E. Roney                    12/5/02
                                                                                  -----------------------------------  -----------
                                                                                    **Signature of Reporting Person       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

HTTP://WWW.SEC.GOV/DIVISION/CORPFIN/FORMS/FORM.HTM
LAST UPDATE: 09/05/2002
